Exhibit 99.1

SS&C Technologies Releases Q2 2021 Earnings Results, Announces $1 Billion Common Stock Repurchase Program

Q2 2021 GAAP revenue $1,259.0 million, up 10.6%, Fully Diluted GAAP Earnings Per Share $0.71, up 10.9%

Adjusted revenue $1,261.0 million, up 10.5%, Adjusted Diluted Earnings Per Share $1.24, up 19.2%

WINDSOR, CT, July 28, 2021 (PR Newswire) SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of investment, financial and healthcare software-enabled services and software, today announced its financial results for the second quarter and full year ended June 30, 2021.

(in millions, except per share data):	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Change	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020	Change
GAAP Results
Revenue	$1,259.0	$1,138.1	10.6%	$2,492.4	$2,311.7	7.8%
Operating income	312.9	241.3	29.7%	582.0	460.1	26.5%
Operating income margin	24.9%	21.2%	370 bp	23.4%	19.9%	350 bp
Diluted earnings per share	$0.71	$0.64	10.9%	$1.36	$1.01	34.7%
Adjusted Non-GAAP Results (defined in Notes 1 - 4 below)
Adjusted revenue	$1,261.0	$1,140.8	10.5%	$2,496.4	$2,318.8	7.7%
Adjusted operating income	495.8	430.1	15.3%	971.6	874.3	11.1%
Adjusted operating income margin	39.3%	37.7%	160 bp	38.9%	37.7%	120 bp
Adjusted diluted earnings per share	$1.24	$1.04	19.2%	$2.42	$2.07	16.9%

Second Quarter 2021 Highlights:

•	Adjusted organic revenue growth for Q2 2021 was 7.2%.
•	SS&C reported record adjusted consolidated EBTIDA of $511.1 million for the quarter, $1,003.0 million for the first six months 2021.
•	Repurchased 2.0 million shares of common stock in Q2 2021 at an average price of $73.44 per share for $143.6 million.
•	Paid down $183.1 million in debt for the first six months in 2021, bringing consolidated net leverage ratio to 3.12x and our secured net leverage ratio to 2.09x consolidated EBTIDA.
•	As of June 28, 2021, SS&C restructured the management of former DST financial services products and services offering to further align and integrate teams.
•

In July, SS&C announced it has entered into a joint venture with healthcare industry leaders to create a new cloud-native, API-driven claims adjudication platform, called DomaniRx. We believe this will shape the future of Pharmacy Benefit Management (PBM) and harmonize the payer and provider management user experience.

“SS&C continues to post strong results. Q2 2021 finished with 10.5% adjusted revenue growth, and 7.2% adjusted organic growth. We saw outperformance from all of our business units this quarter, and expect the momentum to carry into the second half of the year,” says Bill Stone, Chairman and Chief Executive Officer. “We simplified our organizational structure to focus on growth opportunities, and our teams delivered. Since Q1 2020 we have added $400 billion to our alternatives platform. We are also excited about opportunities we will generate from DomaniRx, the healthcare joint venture announced last week. Partnering with world class players will give us access to talent and ideas as we develop the next generation PBM platform.”

Operating Cash Flow

SS&C generated net cash from operating activities of $562.3 million for the six months ended June 30, 2021, compared to $555.7 million for the same period in 2020. SS&C ended the second quarter with $247.1 million in cash and cash equivalents and $6,325.6 million in gross debt, for a net debt balance of $6,078.5 million.  SS&C’s consolidated net leverage ratio as defined in our credit agreement stood at 3.12 times consolidated EBITDA as of June 30, 2021. SS&C’s net secured leverage ratio stood at 2.09 times consolidated EBITDA as of June 30, 2021.

SS&C Authorizes $1 Billion Common Stock Repurchase Program

SS&C announced that its Board of Directors (“Board”) has authorized a stock repurchase program, which will enable the Company to repurchase up to $1 billion in the aggregate of the Company’s outstanding shares of common stock.  This represents a $250 million increase from the Company's previous stock repurchase program.  Under the renewed program, SS&C’s proposed repurchases may be made from time to time in one or more transactions on the open market or in privately negotiated purchase and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. The timing and amount of any shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the SS&C’s stock plans and for other corporate purposes. The Company’s authority to repurchase shares under the renewed program shall continue until the one year anniversary of the Board’s authorization, unless earlier terminated by the Board.

Guidance

	Q3 2021	FY 2021
Adjusted Revenue ($M)	$1,205.0 – $1,245.0	$4,921.0 – $5,001.0
Adjusted Net Income ($M)	$309.0 – $325.0	$1,258.0 – $1,295.0
Adjusted Diluted Earnings per Share	$1.15 – $1.21	$4.70 – $4.82
Cash from Operating Activities ($M)	–	$1,305.0 – $1,345.0
Capital Expenditures (% of revenue)	–	2.6% – 3.0%
Diluted Shares (M)	268.6 – 268.1	268.4 – 267.9
Effective Income Tax Rate (%)	26%	26%

SS&C does not provide reconciliations of guidance for Adjusted Revenues and Adjusted Net Income to comparable GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.  SS&C is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include acquisition transactions and integration, foreign exchange rate changes, as well as other non-cash and other adjustments as defined under the Company’s Credit agreement, that are difficult to predict in advance in order to include in a GAAP estimate.  The unavailable information could have a significant impact on Q3 2021 and FY 2021 GAAP financial results.

Non-GAAP Financial Measures

Adjusted revenue, adjusted operating income, adjusted consolidated EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP measures. See the accompanying notes for the reconciliations and definitions for each of these non-GAAP measures and the reasons our management believes these measures provide useful information to investors regarding our financial condition and results of operations.

Earnings Call and Press Release

SS&C’s Q2 2021 earnings call will take place at 5:00 p.m. eastern time today, July 28, 2021. The call will discuss Q2 2021 results and business outlook. Interested parties may dial 844-343-4183 (US and Canada) or 647-689-5128 (International), and request the “SS&C Technologies Second Quarter 2021 Earnings Conference Call”; conference ID #8196187.  In connection with the earnings call, a presentation will be available on SS&C’s website at http://investor.ssctech.com/results.cfm. A replay will be available after 8:00 p.m. eastern time on July 28, 2021, until midnight on August 4, 2021. The replay dial-in number is 800-585-8367 or 416-621-4642; access code #8196187. The call will also be available for replay on SS&C’s website after July 28, 2021; access: http://investor.ssctech.com/results.cfm.

Certain information contained in this press release relating to, among other things, the Company’s financial guidance for the second quarter and full year of 2021 constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance, underlying assumptions, and other statements that are other than statements of historical facts.  Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “may”, “assume”, “intend”, “will”, “continue”, “opportunity”, “predict”, “potential”, “future”, “guarantee”, “likely”, “target”, “indicate”, “would”, “could” and “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words.  Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated.  Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry and other industries in which the Company’s clients operate, the Company’s ability to realize anticipated benefits from its acquisitions, including DST Systems, Inc.,  the effect of customer consolidation on demand for the Company’s products and services, the increasing focus of the Company’s business on the hedge fund industry, the variability of revenue as a result of activity in the securities markets, the ability to retain and attract clients, fluctuations in customer demand for the Company’s products and services, the intensity of competition with respect to the Company’s products and services, the exposure to litigation and other claims, terrorist activities and other catastrophic events, disruptions, attacks or failures affecting the Company’s software-enabled services, risks associated with the Company’s foreign operations, privacy concerns relating to the collection and storage of personal information, evolving regulations and increased scrutiny from regulators,  the Company’s ability to protect intellectual property assets and litigation regarding intellectual property rights, delays in product development, investment decisions concerning cash balances, regulatory and tax risks, risks associated with the Company’s joint ventures, changes in accounting standards, risks related to the Company’s substantial indebtedness, the market price of the Company’s stock prevailing from time to time, and the risks discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission and can also be accessed on our website.  Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 18,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

Follow SS&C on Twitter, LinkedIn and Facebook.

For more information

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations

Tel: +1-212-367-4705

E-mail: InvestorRelations@sscinc.com

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Software-enabled services	$1,057.1	$945.0	$2,100.5	$1,934.5
License, maintenance and related	201.9	193.1	391.9	377.2
Total revenues	1,259.0	1,138.1	2,492.4	2,311.7
Cost of revenues:
Software-enabled services	582.8	549.9	1,178.3	1,133.4
License, maintenance and related	81.2	76.9	160.0	159.0
Total cost of revenues	664.0	626.8	1,338.3	1,292.4
Gross profit	595.0	511.3	1,154.1	1,019.3
Operating expenses:
Selling and marketing	97.7	84.3	189.7	175.7
Research and development	100.8	96.8	208.7	201.7
General and administrative	83.6	88.9	173.7	181.8
Total operating expenses	282.1	270.0	572.1	559.2
Operating income	312.9	241.3	582.0	460.1
Interest expense, net	(51.0)	(60.5)	(102.4)	(137.9)
Other income, net	6.5	19.0	24.5	3.7
Equity in earnings of unconsolidated affiliates, net	(0.4)	(1.0)	(0.1)	(0.3)
(Loss) gain on extinguishment of debt	(1.5)	0.2	(1.8)	(2.6)
Income before income taxes	266.5	199.0	502.2	323.0
Provision for income taxes	76.7	29.5	137.5	54.3
Net income	$189.8	$169.5	$364.7	$268.7

Basic earnings per share	$0.74	$0.66	$1.42	$1.05
Diluted earnings per share	$0.71	$0.64	$1.36	$1.01

Basic weighted-average number of common shares outstanding	255.7	257.0	256.4	256.1
Diluted weighted-average number of common and common equivalent shares outstanding	267.6	265.8	267.8	265.7

Net income	$189.8	$169.5	$364.7	$268.7
Other comprehensive income (loss), net of tax:
Change in unrealized (loss) gain on interest rate swaps	(0.2)	(0.3)	0.3	(2.7)
Foreign currency exchange translation adjustment	1.9	34.1	10.3	(116.6)
Change in defined benefit pension obligation	0.1	—	0.1	—
Total other comprehensive income (loss), net of tax	1.8	33.8	10.7	(119.3)
Comprehensive income	$191.6	$203.3	$375.4	$149.4

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$247.1	$209.3
Funds receivable and funds held on behalf of clients	2,921.3	1,227.4
Accounts receivable, net	711.8	648.0
Contract asset	26.9	20.4
Prepaid expenses and other current assets	216.8	187.5
Restricted cash	3.9	5.9
Total current assets	4,127.8	2,298.5
Property, plant and equipment, net	394.2	412.8
Operating lease right-of-use assets	323.5	350.8
Investments	172.8	183.5
Unconsolidated affiliates	219.8	225.6
Contract asset	76.0	82.0
Goodwill	8,080.8	8,078.7
Intangible and other assets, net	4,040.2	4,291.7
Total assets	$17,435.1	$15,923.6
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$55.2	$53.9
Client funds obligations	2,921.3	1,227.4
Accounts payable	29.8	28.1
Income taxes payable	33.2	9.3
Accrued employee compensation and benefits	205.5	311.5
Interest payable	27.5	27.5
Other accrued expenses	336.6	293.1
Deferred revenue	335.7	332.5
Total current liabilities	3,944.8	2,283.3
Long-term debt, net of current portion	6,214.9	6,388.5
Operating lease liabilities	297.4	323.6
Other long-term liabilities	277.1	287.9
Deferred income taxes	877.2	923.8
Total liabilities	11,611.4	10,207.1
Total stockholders’ equity	5,823.7	5,716.5
Total liabilities and stockholders’ equity	$17,435.1	$15,923.6

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flow from operating activities:
Net income	$364.7	$268.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	335.3	364.1
Equity in earnings of unconsolidated affiliates, net	0.1	0.3
Cash distributions received from unconsolidated affiliates	10.0	8.0
Gain on bargain purchase	(3.2)	—
Stock-based compensation expense	55.5	44.6
Net gains on investments	(17.2)	(5.5)
Amortization and write-offs of loan origination costs and original issue discounts	6.7	6.9
Loss on extinguishment of debt, net	1.8	0.9
Loss on sale or disposition of property and equipment	0.1	4.0
Deferred income taxes	(47.2)	(84.1)
Provision for doubtful accounts	4.5	4.8
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	(63.7)	(11.9)
Prepaid expenses and other assets	(17.5)	(16.5)
Contract assets	(0.8)	(3.7)
Accounts payable	(0.1)	4.0
Accrued expenses and other liabilities	(82.1)	(91.8)
Income taxes prepaid and payable	32.2	101.6
Deferred revenue	(16.8)	(38.7)
Net cash provided by operating activities	562.3	555.7
Cash flow from investing activities:
Cash paid for business acquisitions, net of cash acquired	7.3	(114.1)
Additions to property and equipment	(17.6)	(16.0)
Additions to capitalized software	(42.1)	(35.9)
Investments in securities	(10.0)	(40.8)
Proceeds from sales / maturities of investments	38.9	33.7
Collection of other non-current receivables	5.6	5.0
Net cash used in investing activities	(17.9)	(168.1)
Cash flow from financing activities:
Cash received from debt borrowings	210.0	246.0
Repayments of debt	(393.1)	(503.3)
Net increase (decrease) in client funds obligations	1,682.7	(947.4)
Proceeds from exercise of stock options	88.9	82.8
Withholding taxes paid related to equity award net share settlement	(5.6)	(7.3)
Purchases of common stock for treasury	(325.0)	(27.9)
Dividends paid on common stock	(82.1)	(64.0)
Net cash provided by (used in) financing activities	1,175.8	(1,221.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.6)	(5.4)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,718.6	(838.9)
Cash, cash equivalents and restricted cash, beginning of period	1,337.9	1,789.4
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$3,056.5	$950.5

Reconciliation of cash, cash equivalents and restricted cash and cash equivalents:
Cash and cash equivalents	$247.1	$261.9
Restricted cash and cash equivalents	3.9	8.4
Restricted cash and cash equivalents included in funds receivable and funds held on behalf of clients	2,805.5	680.2
	$3,056.5	$950.5

SS&C Technologies Holdings, Inc. and Subsidiaries

Disclosures Relating to Non-GAAP Financial Measures

Note 1. Reconciliation of Revenues to Adjusted Revenues

Adjusted revenues represents revenues adjusted to include a) amounts that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and b) amounts that would have been recognized if not for adjustments to deferred revenue and retained earnings related to the adoption of ASC 606.  Adjusted revenues is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of our business.  Adjusted revenues is not a recognized term under generally accepted accounting principles (“GAAP”).  Adjusted revenues does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance.  Adjusted revenues as presented herein is not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted revenues to revenues, the GAAP measure we believe to be most directly comparable to adjusted revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Revenues	$1,259.0	$1,138.1	$2,492.4	$2,311.7
ASC 606 adoption impact	0.1	0.6	0.2	2.8
Purchase accounting adjustments impact on revenue	1.9	2.1	3.8	4.3
Adjusted revenues	$1,261.0	$1,140.8	$2,496.4	$2,318.8

The following is a breakdown of software-enabled services and license, maintenance and related revenues and adjusted software-enabled services and license, maintenance and related revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Software-enabled services	$1,057.1	$945.0	$2,100.5	$1,934.5
License, maintenance and related	201.9	193.1	391.9	377.2
Total revenues	$1,259.0	$1,138.1	$2,492.4	$2,311.7

Software-enabled services	$1,059.0	$946.7	$2,104.2	$1,938.0
License, maintenance and related	202.0	194.1	392.2	380.8
Total adjusted revenues	$1,261.0	$1,140.8	$2,496.4	$2,318.8

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for amortization of intangible assets, stock-based compensation, purchase accounting adjustments for deferred revenue and related costs, ASC 606 adoption impact and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of our underlying performance.  Adjusted operating income is not a recognized term under GAAP.  Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Operating income	$312.9	$241.3	$582.0	$460.1
Amortization of intangible assets	146.2	152.4	290.8	310.0
Stock-based compensation	27.7	22.1	55.5	44.6
Purchase accounting adjustments (1)	5.3	10.3	15.5	19.9
ASC 606 adoption impact	0.2	0.7	0.4	2.9
Other (2)	3.5	3.3	27.4	36.8
Adjusted operating income	$495.8	$430.1	$971.6	$874.3

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, facilities and workforce restructuring, legal settlements and business acquisitions.

Note 3. Reconciliation of Net Income to EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA

EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in April 2018, as amended, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. Adjusted Consolidated EBITDA is calculated by subtracting acquired EBITDA (as defined below) from Consolidated EBITDA. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as alternatives to operating income, net income or cash flows from operating activities as indicators of our operating performance. These measures are not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation of EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA to net income.

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(in millions)	2021	2020	2021	2020	2021
Net income	$189.8	$169.5	$364.7	$268.7	$721.2
Interest expense, net	51.0	60.5	102.4	137.9	210.5
Provision for income taxes	76.7	29.5	137.5	54.3	233.8
Depreciation and amortization	165.8	179.4	335.3	364.1	696.4
EBITDA	483.3	438.9	939.9	825.0	1,861.9
Stock-based compensation	27.7	22.1	55.5	44.6	98.7
Acquired EBITDA and cost savings (1)	—	0.5	1.3	2.3	2.8
Non-cash portion of straight-line rent expense	(0.5)	(0.2)	(0.7)	(0.3)	(0.6)
Loss (gain) on extinguishment of debt, net	1.5	(0.2)	1.8	2.6	3.3
Equity in earnings of unconsolidated affiliates, net	0.4	1.0	0.1	0.3	1.3
Purchase accounting adjustments (2)	1.6	1.8	3.2	3.6	6.5
ASC 606 adoption impact	0.2	0.7	0.4	2.9	2.6
Other (3)	(3.1)	(15.7)	2.8	33.2	(28.6)
Consolidated EBITDA	$511.1	$448.9	$1,004.3	$914.2	$1,947.9
Less: acquired EBITDA and cost savings (1)	—	(0.5)	(1.3)	(2.3)	(2.8)
Adjusted Consolidated EBITDA	$511.1	$448.4	$1,003.0	$911.9	$1,945.1

(1)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(2)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisitions (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to increase or decrease rent expense by the amount that would have been recognized if lease obligations were not adjusted to fair value at the date of acquisitions.

(3)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business combinations and other items.

Note 4. Reconciliation of Net Income to Adjusted Net Income and Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Adjusted net income and adjusted diluted earnings per share represent net income and earnings per share before amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments and other items. We consider adjusted net income and adjusted diluted earnings per share to be important to management and investors because they represent our operational performance exclusive of the effects of amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments, loss on extinguishment of debt and other items, that are not operational in nature or comparable to those of our competitors. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP.  Adjusted net income and adjusted diluted earnings per share do not represent net income or diluted earnings per share, as those terms are defined under GAAP, and should not be considered as alternatives to net income or diluted earnings per share as indicators of our operating performance.  Adjusted net income and adjusted diluted earnings per share as presented herein are not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted net income and adjusted diluted earnings per share to net income and diluted earnings per share, the GAAP measures we believe to be most directly comparable to adjusted net income and adjusted diluted earnings per share.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2021	2020	2021	2020
GAAP – Net income	$189.8	$169.5	$364.7	$268.7
Plus: Amortization of intangible assets	146.2	152.4	290.8	310.0
Plus: Amortization of deferred financing costs and original issue discount	3.4	3.5	6.7	6.9
Plus: Stock-based compensation	27.7	22.1	55.5	44.6
Plus: Loss (gain) on extinguishment of debt	1.5	(0.2)	1.8	2.6
Plus: Purchase accounting adjustments (1)	5.3	10.3	15.5	19.9
Plus: ASC 606 adoption impact	0.2	0.7	0.4	2.9
Plus: Equity in earnings of unconsolidated affiliates, net	0.4	1.0	0.1	0.3
Plus: Other (2)	(3.1)	(15.7)	2.8	33.2
Income tax effect (3)	(39.8)	(67.5)	(90.2)	(139.1)
Adjusted net income	$331.6	$276.1	$648.1	$550.0
Adjusted diluted earnings per share	$1.24	$1.04	$2.42	$2.07
GAAP diluted earnings per share	$0.71	$0.64	$1.36	$1.01
Diluted weighted-average shares outstanding	267.6	265.8	267.8	265.7

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business acquisitions and other items.

(3)

An estimated normalized effective tax rate of approximately 26% for the three and six months ended June 30, 2021 and 2020, respectively, has been used to adjust the provision for income taxes for the purpose of computing adjusted net income.